AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL

OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 7, 2022

GETAWAY COLLECTION LLC

(A DELAWARE SERIES LIMITED LIABILITY COMPANY)

382 NE 191st St, PMB 96613

Miami, FL 33179 US

www.getaway.co

		Series Interests Overview
		Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer		Proceeds to Other Persons
WESTERN	Per Unit	$100.00	1.00	99.00	(2)	N/A
	Total Minimum	$394,100	3,902	390,198	(2)	N/A
	Total Maximum	$492,700	4,878	487,822		N/A

(1) The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission but it does not include the one-time expense allowance of $5,000, or consulting fees of $20,000 payable by the company to Dalmore. See “Plan of Distribution” for details. The company intends to distribute all offerings of Series Interests in any Series of the company principally through Getaway Collection LLC as described in greater detail under “Plan of Distribution.”

(2)The company anticipates incurring approximately $98,995 offering expenses (not including commissions or state filing fees), which it expects will be paid by Technologies, without reimbursement with commissions allocated directly to the Series Interests being sold in the offering.

The minimum subscription per investor is 10 Series Interests ($1,000).

This offering will terminate at the earlier of (i) the date at which the maximum offering amount of all Series Interests has been sold, (ii) the date at which the offering is earlier terminated by the company, in our Managing Member’s sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”). At least every 12 months after this offering has been qualified by the SEC the company will file a post-qualification amendment to include the company’s recent financial statements. In addition, the company intends to periodically file a post-qualification amendment to include additional Series Interests to this offering. The company has engaged North Capital Private Securities as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors. The company may undertake one or more closings for each Series on a rolling basis after the minimum offering amount for that Series, if any, is reached and, after each closing, funds tendered by investors will be available to such Series.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 11.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary — Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Getaway Collection LLC” “Getaway Collection,” “we,” “us, “our,” the “company” and similar terms refer to Getaway Collection LLC, a Delaware Series Limited Liability Company; “Technologies” refers to the company’s parent Sucasa Technologies, Inc., together with its consolidated subsidiaries unless the context indicates otherwise and “Getaway PM” or “Property Manager” refers to Getaway PM LLC, a subsidiary of Technologies and the Property Manager for the properties held or to be held by the Series.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

The company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because the company is not registering its securities under the Exchange Act.  Rather, the company will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the company’s offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend its ongoing reporting obligations under Regulation A.

If and when the company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, the company:

●will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●will not be required to obtain a non-binding advisory vote from its unit holders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that the company no longer meets the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the company would cease to be an “emerging growth company” if it has more than $1.07 billion in annual revenues, have more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that the company may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SERIES OFFERING TABLE

The table below shows key information related to the offering of each Series, as of the date of this Offering Circular. Please also refer to “The Company’s Business – Property Overview” and “Use of Proceeds” for further details.

Series Name	Underlying Asset(s)	Offering Price per Series Interest	Maximum Offering Size	Minimum / Maximum / Subscribed Series Interests(1)	Initial Qualification Date(2)	Open Date(3)	Closing Date	Status
WESTERN	Residential property located at 7440 E Hubbell St., Scottsdale, AZ 85257	$100	4,927	3,941/4,927	[___]	[___]	[___]	[___]

(1)For open offerings, each row states, with respect to the given offering, the minimum and maximum number of Series Interests offered and the number of subscriptions for Series Interests received as of the date of this offering circular, but the closing of such offering has not yet taken place. For any closed offerings, each row would state the actual number of Series Interests sold. The aggregate maximum offering amount for all Series combined is $492,700.

(2)For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.

(3)For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

SUMMARY

This summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Series Interests, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Getaway Collection LLC, a Delaware series limited liability company formed on June 3, 2022, is a wholly owned subsidiary of Sucasa Technologies, Inc. a Delaware corporation (“Technologies”). Getaway Collection is an investment vehicle which intends to enable investors to own fractional ownership of a specific vacation rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

The company intends to establish separate Series for the holding of vacation rental properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company. In addition, Technologies will manage all Underlying Assets related to the various Series including the sales of property, property vacation bookings, maintenance and insurance.  In its sole capacity Technologies may delegate some or all of these responsibilities.

It is not anticipated that any Series would own any assets other than its respective real estate property and associated assets, the reason for which the applicable Series was created (“The Underlying Asset(s)”), plus cash reserves for maintenance, storage, insurance and other expenses pertaining to such Underlying Assets and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of a Series Interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series, which would include the allocated portion of shared fees, costs and expenses which our managing Member has allocated to such Series as discussed under “The Company’s Business – Allocations of Expenses.”

For example, an investor who acquires Series Interests in WESTERN, a series of Getaway Collection LLC, (“WESTERN”) will only have assets, liabilities, profits and losses pertaining to the property located at 7440 E Hubbell St., Scottsdale, AZ 85257.

Getaway PM, a subsidiary of Technologies, will serve as the property manager responsible for managing each Series’ Underlying Assets (the “Property Manager”) as described in the Property Management Agreements between Getaway PM and the respective Series (“the “Property Management Agreement”).

Technologies will serve as the managing member (the “Managing Member”) responsible for the day-to-day management of the company and each Series. Each Series may purchase the property from a third party or from Technologies or its subsidiary, such as is the case with the WESTERN Series.

Our Series LLC Structure

Each property that we acquire will be owned by a separate series of our company that we will establish to acquire that property. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law. This would include contractual obligations under the Property Management Agreement that each Series will enter into with respect to the management of the specific property. This would also include the portion of any shared fees, costs or expenses that have been allocated to the Series, as discussed above and under “The Company’s Business – Allocations of Expenses.”

For ease of understanding the company’s business structure, we have included the organizational chart below:

Sucasa Technologies, Inc.
MANAGING MEMBER
100% OWNS
100% OWNS
Getaway PM LLC
PROPERTY MANAGER
MANAGEMENT AGREEMENT
Getaway Collection LLC
DELAWARE SERIES LLC
MEMBERS
MEMBERS
Series Western
OFFERED SERIES
Additional Series
FUTURE SERIES
PM CONTRACT

 Getaway PM LLC has entered into a separate Property Management Agreement with each existing Series.

We source properties from public listings of properties for sale in geographic areas that we determine have desirable characteristics for short-term rentals, considering factors such as the general type and configuration of existing vacation rentals, the demand for vacation rentals, median occupancy rates and growth trends in the number of active rentals.

Once Technologies identifies a property and agrees a price with the sellers, it or one of its controlled affiliates will enter into a purchase agreement for the property. Generally, Technologies expects to assign the contract to the relevant Series for the purchase of a specific residential property directly by the Series. However, there may be circumstances or timing considerations that result in Technologies or one of its wholly owned subsidiaries acquiring the property directly for further sale to the Series once sufficient funding has been obtained.

In cases where the Series purchases the property directly from a third-party Seller, it would use the proceeds of the offering for that Series to purchase the property and may finance a portion of the purchase price with mortgage or other third-party financing. If the purchase agreement for the property does not include a financing condition or the financing contingency has expired and the closing for the property occurs prior to sufficient minimum proceeds being received, Technologies or an affiliate may provide a loan to the Series, upon the terms described under “The Company’s Business – Intended Business Process” below, to finance all or part of the purchase price of the property that would be repaid with the proceeds of the offering. The remaining proceeds of the offering for a Series would be used by the Series first to fund any anticipated renovation costs and furnishing expenses for the property to prepare it for rent, then to pay the sourcing fee to our Managing Member and the remainder held by the Series as operating reserves, depending on the amount raised in the offering for that Series.

If Technologies or one of its affiliates purchases the property directly, then, after the relevant Series has obtained sufficient financing, that Series would purchase the property for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses actually incurred by Technologies prior to the sale to the Series. Any remaining proceeds from offering of such Series would be first allocated to pay the sourcing fee and the remainder held by the Series as operating reserves.

Distributions

We intend to distribute 100% of the Free Cash Flows of a Series, after reimbursing Getaway PM, as Property Manager, for expenses incurred on behalf of a Series, plus accrued interest, and creating such reserves as the Managing Member deems necessary. A Series’ net income, and therefore, its Free Cash Flows, will be reduced by the expenses of that Series, including the following fees paid to our Managing Member and its affiliates:

●Property Management Fee, paid to Getaway PM

We and Technologies generally seek to set these fees to be comparable to prevailing market rates for the management of vacation rental properties in the relevant geographic area. Currently these fees amount to 25 or 30% of the Gross Receipts of the Series.  The WESTERN series has agreed to pay Getaway PM 25% of the Gross Receipts of the Series.

●Asset Management Fee, paid to the Managing Member of each Series.

A quarterly fee of 0.25% (1% annually) of the Asset Value of the Series.

●Sourcing Fee, paid to the

Any portion of the sourcing fee for the Series that is not funded by the proceeds of the Series offering and that is booked as an expense of the Series, at the company and Technologies’ discretion. Please see “Use of Proceeds” for the sourcing fee applicable to each specific Series.

We and Technologies determined these fees internally without any independent assessment of comparable market fees. As a result, they may be higher than those available from unaffiliated third parties. After payment of all of the above fees, all other cash expenses and capital expenditures by the Series, it may not generate sufficient revenue to produce any Free Cash Flows or make distribution to investors.

Please see below and “Securities Being Offered – Distributions” for a more detailed discussion of the calculation of distributions to investors and the compensation paid to our Managing Member and its affiliates, as well as the defined terms used above.

Compensation Paid to our Managing Member and its Affiliates

Each Series will pay the following fees:

Sourcing Fee: If a Series raises the maximum offering amount for that Series, a portion of the proceeds would be paid to our Managing Member as a sourcing fee, which is set forth in the Certificate of Designation for the relevant Series and discussed under “Use of Proceeds” below. The sourcing fee represents a fee payable in connection with the search and negotiation of the property purchase and coordination of the work needed to prepare the property for rental. Our Managing Member determines this fee and sets the amount to equal 10% of the contractual purchase price of the relevant property acquired by the Series plus 10% of the anticipated costs of repairs and furnishings (but not capital expenditures) required to prepare the property for listing and rent. To the extent that a Series raises less than the maximum offering amount resulting in insufficient funds to pay the sourcing fee, the company may choose to expense the balance of the sourcing fee, which would be deducted from revenues generated by the relevant property, or Technologies may increase its investment in the relevant Series Interests to cover the balance of the sourcing fee.

Asset Management Fees: On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, the Series shall pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Asset Value as of the last day of the immediately preceding quarter.  “Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion. We intend to obtain a third-party valuation of the assets of each Series to determine “Asset Value.”

Property Management Fees: Each Series will pay, monthly, a property management fee to the Property Manager, a controlled affiliate of our Managing Member, equal to a percentage (as specified in the relevant Property Management Agreement) of the Gross Receipts received by the Series during the immediately preceding month. “Gross Receipts” means (i) receipts from the short-term or long-term rental of the Underlying Assets; (ii) receipts from rental escalations, late charges and/or cancellation fees (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or goods or services provided in connection with the Underlying Assets or to the tenants or prospective tenants; (v) other miscellaneous operating receipts; and (vi) proceeds from rent or business interruption insurance, excluding (A) tenants’ security or damage deposits until the same are forfeited by the person making such deposits; (B) property damage insurance proceeds; and (C) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain. See “The Company’s Business – Property Management Agreements with Getaway PM.

We and Technologies determined these fees internally without any independent assessment of comparable market fees. As a result, they may be higher than those available from unaffiliated third parties.

Other Costs and Expenses

Each Series will bear all expenses of the applicable Underlying Asset, including fees, costs and expenses attributable to more than one Series and allocated among the relevant Series as discussed above. Currently, fees that we have identified to be allocated among the Series, once all Series have been established and funded, are the following estimated offering expenses:

●Dalmore Fees: $20,000 consulting fees plus a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with this offering.

●Audit Fees: $4,000

●Legal Fees: $60,000

●Escrow Agent Fees (estimated): $25,000

●State filing fees (estimated): $13,000

Any fees, costs or expenses that are allocated among multiple Series will be equal, in the aggregate, to the amount actually incurred, without any mark-up. Once allocated, the portion of those fees, costs and expenses will become expenses and liabilities of the relevant Series and we would generally expect them to be paid out of the cash reserves or revenues of that Series in the ordinary course. If a Series does not have sufficient cash reserves and revenues to meet its operating expenses, the Managing Member may loan funds to a Series to pay such expenses and charge a reasonable rate of interest. Under the Property Management Agreement of each Series, to the extent that the Property Manager of such Series incurs expenses on behalf of that Series, the Series will reimburse the Property Manager for any such expenses together with a reasonable rate of interest.

The Current Offering

Securities Being Offered:

We are offering the minimum and maximum number of Series Interests of each Series at a price per Series Interest set forth in the “Series Offering Table” section above. Our Managing Member will own a minimum of 1% and may own a maximum of 51% of the Series Interests of each Series at closing, although such minimum and maximum thresholds may be waived or modified by our Managing Member in its sole discretion. Our Managing Member may sell these Series Interests at any time after the applicable closing.

Each Series of Series Interests is intended to be a separate Series of our company for purposes of assets and liabilities. See “Securities Being Offered” for further details. The Series Interests will be non-voting except with respect to certain matters set forth in our Limited Liability Company Agreement of Getaway Collection dated July 8, 2022 (the “Operating Agreement”) including the Series Designations applicable to the Series. The purchase of Series Interests in a Series is an investment only in that Series of our company and not an investment in our company as a whole.

Minimum and maximum subscription:

The minimum subscription by an investor is 10 Series Interests and the maximum subscription by any investor is for Series Interests representing 9.8% of the total Series Interests of a particular Series, although such minimum and maximum thresholds may be waived or modified by our Managing Member in its sole discretion. See “Plan of Distribution” for additional information.

Use of Proceeds:

Net proceeds from the sale of Series Interests will be used to purchase the relevant Underlying Assets set forth in the “Series Offering Table” above, pay a sourcing fee to Technologies, and to create a maintenance reserve for the applicable Underlying Assets.  Our Managing Member bears all offering expenses, other than brokerage commissions, on behalf of each Series and such expenses will not be reimbursed by the Series. See “Use of Proceeds” for further details.

Selected Risks

The company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset.

●If the company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same Series Interests as them.

●We and Technologies determined the amount of fees paid to Technologies and its affiliates internally without any independent assessment of comparable market fees.

●Each Series will rely on its Property Manager, Getaway PM, to manage each property.

●If we fail to manage our growth, we may not have access sufficient personnel and other resources to operate our business and our results, financial condition and ability to make distributions to investors may suffer.

●If Technologies fails to attract and retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer.

●There is competition for time among the various entities sharing the same management team.

●The company has limited operating history for investors to evaluate.

●Possible changes in federal tax laws make it impossible to give certainty to the tax treatment of any Series Interests.

●The company’s Managing Member can determine in its sole discretion whether to suspend the redemption provision of the company’s Operating Agreement.

●The company’s consolidated financial statements include a going concern opinion.

●If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period.

●Competition with other parties for real estate investments may reduce the company’s profitability.

●The company may not raise sufficient funds to achieve its business objectives.

●The company’s management has full discretion as to the use of proceeds from the offering.

●There is currently no trading market for the company’s securities.

●The purchase prices for the Series Interests have been arbitrarily determined.

●The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate.

●We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

● The performance of any real estate asset is likely to fluctuate significantly due to seasonality.

●The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.

●The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed.

●The company will be dependent on the vacation rental platforms through which it lists its properties.

●A vacation rental property could be difficult to sell, which could diminish the return on the Underlying Assets.

●The company may decide to sell property which could conflict with an investor’s interests.

●A decline in general economic conditions in the markets in which each property is located or in the United States generally could lead to a decrease in bookings, cancellations and lower rental rates in those markets.

●Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors.

●Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors.

●The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors.

●Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

●Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment.

●Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment

●The company’s Operating Agreement and Subscription Agreement each include a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

●Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement or Operating Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements.

●The company’s results of operations may be negatively impacted by the coronavirus outbreak.

●Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Structure, Operation and Performance of the Company

An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset. A purchase of Series Interests in a Series does not constitute an investment in either the company or an Underlying Asset directly, or in any other Series Interest.  This results in limited voting rights of the investor, which are solely related to a particular Series, and are further limited by the Operating Agreement, of the company, described further herein.  Investors will have limited voting rights. Thus, the Managing Member and the Property Manager retain significant control over the management of the company, each Series and the Underlying Assets.

Furthermore, because the Series Interests in a Series do not constitute an investment in the company as a whole, holders of the Series Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.  In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders, and the Property Manager will receive a fee in respect of its management of the Underlying Asset.

Liability of investors between Series. The company is structured as a Delaware series limited liability company that issues a separate Series Interests for specific Underlying Assets. Each Series will merely be a separate Series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding Series Interests in one Series is segregated from the liability of investors holding Series Interests in another Series and the assets of one Series are not available to satisfy the liabilities of other Series.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation.

If the company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same Series Interests as them and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a Series to the liabilities of another Series.  The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their Series Interests or the likelihood of any distributions being made by a particular Series to its investors.

In addition, the company is not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of the company generally where the assets of such other Series or of the company generally are insufficient to meet its liabilities.

If any fees, costs and expenses of the company are not allocable to a specific Series, they will be borne proportionately across all of the Series (which may include future Series to be issued).  Although the Managing Member will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “The Company’s Business – Allocations of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific Series and therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

We and Technologies determined the amount of fees paid to Technologies and its affiliates internally without any independent assessment of comparable market fees. We and Technologies determined internally the rate of property management fees that are set forth in the Property Management Agreement for each Series. While we and Technologies generally seek to set these fees to be comparable to prevailing market rates in the relevant geographic area, we have determined the fee rates without any independent assessment of comparable market fees. Similarly, we have determined the amount of the asset management fee, as set forth in the Operating Agreement, and the sourcing fee, each to be paid to Technologies by the various Series, without any independent assessment of comparable market fees. As a result, these fees may be higher than those available from unaffiliated third parties.

Each Series will rely on its Property Manager, Getaway PM, to manage each property. Following the acquisition of any property, the property will be managed by Getaway PM, a subsidiary of Technologies. In addition, Getaway PM will be entitled to certain fees in exchange for its day-to-day operations of each property. Any compensation arrangements will be determined by Technologies sitting on both sides of the table and will not be an arm’s length transaction.

If we fail to manage our growth, we may not have access sufficient personnel and other resources to operate our business and our results, financial condition and ability to make distributions to investors may suffer. We intend to establish additional Series and acquire additional vacation rental properties in the future. As we do so, we will be increasingly reliant on the resources of Technologies and Getaway PM to manage our properties and our company. Currently, Technologies operates with a small staff of 2 people and may need to hire additional staff. If its resources are not adequate to manage our properties effectively, our results, financial condition and ability to make distributions to investors may suffer.

If Technologies fails to attract and retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer. The company’s future depends, in part, on Technologies ability to attract and retain key personnel. Its future also depends on the continued contributions of the executive officers and other key personnel of Technologies, each of whom would be difficult to replace.

In particular, Ali Nichols and Amr Shafik, the Co-Chief Executive Officers of Technologies, are critical to the management of the company’s business and operations and the development of its strategic direction. The loss of the services of either of them and the process to replace any of those key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the company’s business objectives.

There is competition for time among the various entities sharing the same management team. Currently, Technologies is the Managing Member of Getaway Collection and each Series, and Getaway PM is the Property Manager for each Series. Technologies expects to create more Series in the future as additional attractive vacation rental properties are identified. It is foreseeable that at certain times the various Series will be competing for time from the management team.

The company has limited operating history for investors to evaluate. The company and each Series were recently formed and have not generated any revenues and have no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that the company or any Series will achieve their investment objectives, the value of any Underlying Assets will increase or that any Underlying Assets will be successfully monetized.

Possible changes in federal tax laws make it impossible to give certainty to the tax treatment of any Series Interests. The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in that law affecting an investment in any Series of the company would be limited to prospective effect.

For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Series Interests of one Series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions would only qualify for that treatment with respect to real property.  Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

The company’s Managing Member can determine in its sole discretion whether to suspend the redemption provision of the company’s Operating Agreement. Under Section 7.5 of the company’s Operating Agreement, the company is instituting a redemption plan for redeeming Series Interests, which are at set ratios. The ratios in the first 24 months after the acquisition of the relevant Series Interests would require redemption below the prices at which the Series Interests were issued. The company’s Managing Member has the sole discretion whether to suspend redemptions, which may occur in cases of limited liquidity of the company.

The company’s consolidated financial statements include a going concern opinion. Our financial statements have been prepared assuming the company will continue as a going concern. We are newly formed and have not generated revenue from operations. We will require additional capital until revenue from operations are sufficient to cover operational costs. There are no assurances that we will be able to raise capital on acceptable terms.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development and operations, which could harm our business, financial condition and operating results. Therefore, there is substantial doubt about the ability of the company to continue as a going concern.

If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period. The determination of whether to dispose of the Underlying Assets associated with any Series is entirely at the discretion of the company. Even if the company decides to dispose of such Underlying Assets, the company cannot guarantee that it will be able to dispose of them at a favorable price to investors.

Competition with other parties for real estate investments may reduce the company’s profitability. The company will compete with other entities engaged in real estate investment for the acquisition or sale of properties, including financial institutions, many of which have greater resources than the company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital. Such competition could make it more difficult for the company to obtain future funding, which could affect the company’s growth as a company.

Risks Relating to the Offering

The company may not raise sufficient funds to achieve its business objectives. There is no minimum amount required to be raised before the company can accept your subscription for the Series Interests, and it can access the funds immediately. The company may not raise an amount sufficient for it to meet all of its objectives, including acquiring the Underlying Assets. Once the company accepts your investment funds, there will be no obligation to return your funds. Even if other Series Interests are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete the purchase of the Underlying Assets and the development and implementation of the company’s operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the company’s ability to implement and complete its planned use of proceeds.

The company’s management has full discretion as to the use of proceeds from the offering. The company presently anticipates that the net proceeds from the offering will be used by us to repay a note issued by us to our manager for the acquisition of the Underlying Asset. The company reserves the right, however, to use the funds from the offering for other purposes not presently contemplated herein but which are related directly to growing its current business. As a result of the foregoing, purchasers of the Series Interests hereby will be entrusting their funds to the company’s management, upon whose judgment and discretion the investors must depend, with only limited information concerning management’s specific intentions.

There is currently no trading market for the company’s securities. There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained.  If an active public or private trading market for the Series Interests does not develop or is not sustained, it may be difficult or impossible for you to resell your Series Interests at any price.  Even if a public or private market does develop, the market price could decline below the amount you paid for your Series Interests.

The purchase prices for the Series Interests have been arbitrarily determined. The purchase price for the Series Interests has been arbitrarily determined by the company and bears no relationship to the company’s assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the company considered factors such as the purchase and holding costs of the Underlying Assets, the company’s limited financial resources, the nature of its assets, estimates of its business potential, the degree of equity or control desired to be retained by Managing Member and general economic conditions.

Risk Factors Related to the Real Estate Market

The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate. The properties the company acquires will be subject to the risks typically associated with the travel industry and real estate, which may be adversely affected by a number of risks, including:

●natural disasters such as hurricanes, earthquakes and floods;

●pandemics, such as COVID-19;

●acts of war or terrorism, including the consequences of terrorist attacks;

●adverse changes in national and local economic and real estate conditions;

●an oversupply of (or a reduction in demand for) vacation rentals in the areas where particular properties are located and the attractiveness of particular properties to prospective travelers;

●changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

●costs of remediation and liabilities associated with environmental conditions affecting properties; and

●the potential for uninsured or underinsured property losses.

In 2020, the outbreak of the COVID-19 pandemic caused drastic reductions in travel generally as countries, and many states in the United States, imposed stay at home orders and adopted social distancing measures. Through travel has since resumed, it remains subject to restrictions, including mask mandates and restrictions on international travel that time, which could continue to dampen the level of travel both within the United States and internationally. The value of each Series is also related to its ability to generate cash flow and net income, which in turn depends on the amount of booking revenue or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

We face possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition. To the extent climate change causes changes in weather patterns, our coastal destinations could experience increases in storm intensity and rising sea-levels causing damage to our properties and result in reduced bookings at these properties. Climate change may also affect our business by increasing the cost of, or making unavailable, property insurance on terms we find acceptable in areas most vulnerable to such events, increasing operating costs, including the cost of water or energy, and requiring us to expend funds to repair and protect our properties in connection with such events. Any of the foregoing could have a material adverse effect on our business, results of operations, and financial condition.

The performance of any real estate asset is likely to fluctuate significantly due to seasonality. The performance of any vacation rental property is likely to fluctuate significantly during the course of a year, reflecting periods of lower or higher demand depending on the location of the property. We may experience declines in occupancy rates and revenues during low seasons, while costs and expenses do not decline at the same rate, if at all, which could have a material adverse effect on our profitability, cash flow and ability to make distributions to investors.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions. The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for vacation rentals, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed. The company competes with many others engaged in real estate in general and vacation rental operating activities in particular, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. In particular, the company intends to list its vacation rental properties through established vacation rental booking platforms, such as AirBNB and Vrbo, and the company’s properties will compete will all other properties listed in those sites in the vicinity of the company’s property, as well as other traditional accommodations such as hotels which may have built-in client bases and significantly greater resources and the ability to withstand economic downturns or off-peak vacancies. This market is competitive and rapidly changing. Significant increases in the number of listings for short-term vacation rentals in the geographic areas where the company’s properties are located, if not met by a similar increase in demand for short-term rentals, is likely to cause downward pressure on rental rates and, potentially, impact to value of the Underlying Asset. The company expects competition to persist and intensify in the future, which could harm its ability to generate sufficient rental income from its vacation properties or acquire additional properties on terms that investors find to be reasonable.

The company will be dependent on the vacation rental platforms through which it lists its properties. The company intends to promote its vacation rental properties through its online vacation rental booking platform, which can be found here: www.getaway.co and other vacation rental booking platforms such as AirBNB and Vrbo and will rely on these platforms to facilitate bookings, communications with renters, collection of rental amounts and taxes, and to remit those payments appropriately. If these platforms were to experience disruptions or fail to meet users expectations, our business could suffer. Furthermore, if one or more of these platforms were to cease operations or to reject our listing, we may have difficulty renting our vacation property, which could have a material adverse effect on our results, profitability and the ability to make distributions to investors.

A vacation rental property could be difficult to sell, which could diminish the return on the Underlying Assets. A vacation rental property may incur losses due to extended periods of vacancy and may suffer reduced revenues resulting in less cash available for distribution to its investors. In addition, the resale value of the Underlying Assets could be diminished if the market value of the Underlying Assets declines, due to a decrease in cash flow generated by property or decline in real estate market values. Such a reduction in the resale value of a property could also reduce the value of investors Series Interests.

The company may decide to sell property which could conflict with an investor’s interests. The company may determine when to sell any property at any time in accordance with the management rights afforded to the Managing Member. Investors will not have a say in this decision. The timing and decision to sell a property may conflict with investors personal interests, beliefs or theories regarding the real estate market. Further, it is possible the sale was not done at an optimal time. In any case, investors would not have any cause of action against the company or Managing Member for such sales.

A decline in general economic conditions in the markets in which each property is located or in the United States generally could lead to a decrease in bookings, cancellations and lower rental rates in those markets. As a result of these trends, the company may reduce revenue, potentially resulting in losses and lower resale value of properties, which may reduce your return.

Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors. Disputes between landlords and tenants are common. These disputes may escalate into legal action from time to time. In the event a lawsuit arises between the company and a tenant it is likely that the company will see an increase in costs. Accordingly, cash distributions to investors may be affected.

Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. The company could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of the company’s tenants, the condition of properties at the time the company buys them, operations in the vicinity of its properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect its properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder the company’s ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages the company must pay will reduce its ability to make distributions and may reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us booking the property. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce or eliminate the amounts available for distribution to you.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions. Each Underlying Asset may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the company’s net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the company pays for coverage against property and casualty claims. Additionally, to the extent the company finances the acquisition of an Underlying Asset, mortgage lenders in some cases insist that property owners purchase coverage against flooding as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, which could inhibit the company’s ability to finance or refinance its properties if so required. In such instances, the company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the company may establish, the company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in lower distributions to investors.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment. Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018, entitled Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

Risks Related to Forum Selection and Jury Waivers

Investors will be subject to the terms of the Subscription Agreement. As part of this investment, each investor will be required to agree to the terms of the Subscription Agreement included as Exhibit 4 to the Offering Statement of which this Offering Circular is part. The Subscription Agreement requires investors to indemnify the company for any claim of brokerage commissions, finders’ fees, or similar compensation. Legal conflicts relating to the Subscription Agreement will likely be heard in Delaware courts and will be governed by under Delaware law.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the Subscription Agreement or Operating Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements. Investors in this offering will be bound by the Subscription Agreement and the Operating Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim, other than claims arising under federal securities laws, that they may have against the company arising out of or relating to these agreement. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If you bring a claim against the company in connection with matters arising under the Subscription Agreement or Operating Agreement, other than claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

In addition, when the Series Interests are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the Series Interests or to the transferor with regard to ownership of the Series Interests, that were in effect immediately prior to the transfer of the Series Interests, including the Subscription Agreement and the Operating Agreement.

The company’s Operating Agreement and Subscription Agreement each include a forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

The Operating Agreement of Getaway Collection includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby, other than matters arising under the federal securities laws, be brought in state or federal court of competent jurisdiction located within the State of Delaware. Our Subscription Agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the Subscription Agreement, other than matters arising under the federal securities laws, be brought in a state of federal court of competent jurisdiction located within the State of Delaware. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Risks Related to Covid-19

The company’s results of operations may be negatively impacted by the coronavirus outbreak. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the U.S., Europe, and Asia have implemented severe travel restrictions and social distancing. The full impacts of the outbreak are unknown and rapidly evolving. Reduced demand for travel, whether as a result of regulatory restrictions or the fear of risks that travel may cause, may adversely impact the company’s and each Series’ revenue and financial condition. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could also negatively impact the the company’s and each Series revenue and financial condition, as well as the value of the Series Interests and investor demand for the Series Interests generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase the company’s cost of capital and adversely affect its ability to access the capital markets in the future. The continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect the company’s business, results of operations, or financial condition.

The extent to which COVID-19 affects the company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on travel, general commercial activity and the world economy, and the company’s business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business. The company’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the company’s and each Series business and financial condition. “Shelter-in-place” or other such orders by governmental entities would further negatively impact the company’s and each Series business and could also disrupt the company’s operations if employees, who cannot perform their responsibilities from home, are not able to report to work.

DILUTION

Dilution means a reduction in value, control, or earnings of the units the investor owns.

As of the date of this Offering Circular, Technologies owns 100% of the company’s membership interests. Those membership interests are not connected to any specific Series Interest. Investors in this offering will be acquiring Series Interests of a Series of the company, the economic rights of each Series Interest will be based on the corresponding Underlying Asset of that Series. As such, investors will not experience dilution except as a result of the sale of additional Series Interests of the Series to which they have subscribed.

PLAN OF DISTRIBUTION

We are offering, on a best-efforts basis, Series Interests of each of the open Series of our company in the “Series Offering Table” herein. The offering price for each Series was determined by our Manager.

The company plans to market the securities directly on a “best efforts” basis. The company intends to use its website and an offering landing page to offer the Series Interests to eligible investors. The officers, directors, employees, and advisors of the company or its Managing Member may participate in the offering. When applicable, the company intends to prepare written materials and respond to investors after the investors initiate contact with the company, however no officers, directors, employees or advisors to the company or its Managing Member will orally solicit investors.

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company’s website www.getaway.co. Prospective investors may subscribe for the Series Interests in this offering only through the website. In order to subscribe to purchase Series Interests, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one filed as an exhibit to the Offering Statement, of which this Offering Circular is part, and provide funds for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Further, pursuant to Section 6 in the applicable Series Interest Subscription Agreement, the subscriptions are irrevocable by the investor.

After each closing, funds tendered by investors will be available to the company for its use. At the initial closing, Technologies, our Managing Member, must purchase a minimum of 1% and may purchase a maximum of 51% of Series Interests through the Offering, or such other minimum and maximum percentage amount as set forth in the applicable Series Certificate of Designations.

We will conduct separate closings with respect to each offering of Series Interests. The termination of an offering for a Series will occur on the earliest to occur of (i) the date subscriptions for the maximum number of Series Interests offered for a Series have been accepted or (ii) a date determined by our Managing Member in its sole discretion. The company intends to create additional Series that may be added to this offering only upon qualification of an amendment to the Offering Statement of which this Offering Circular forms a part. The offering of Series Interests pursuant to the Offering Statement shall terminate upon the earlier of (i) the date at which the maximum offering amount of all Series Interests has been sold, (ii) the date which is three years from the date such offering circular or amendment thereof, as applicable, is qualified by the Commission, or (iii) any date on which our Managing Member elects to terminate this offering in its sole discretion.

The company may, in its sole discretion, undertake one or more closings on a rolling basis, and intends to effect a close every 7 days. After each closing, funds tendered by investors will be available to the company and the company will issue the Series Interests to investors. An investor will become a member of the company, including for tax purposes, and the Series Interests will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the company accepts the investor as a member. Not all investors will receive their Series Interests on the same date.

The company has also engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

●Review investor information, including KYC (“Know Your Customer”) data, perform AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept an investor as a customer;

●Review each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation;

●Contact and/or notify the company, if needed, to gather additional information or clarification on an investor;

●Not provide any investment advice nor any investment recommendations to any investor;

●Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in its performance pursuant to the terms of the agreement (e.g., as needed for AML and background checks); and

●Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the company has paid Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with this offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the company. The company has also agreed to pay Dalmore a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to this offering such as coordination with third party vendors and general guidance with respect to the offering, which will be due and payable within 30 days after this offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA.  Assuming the offering is fully-subscribed, the company estimates that total fees due to pay Dalmore, including the one-time advance expense allowance fee of $5,000 and consulting fee of $20,000, would be $25,000 plus 1% of the aggregate of offering amounts of all Series shown on the cover page of this Offering Circular.

Process of Subscribing

After the offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series Interests.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

To subscribe for the Series Interests, each prospective investor must:

1.Go to https://www.getaway.co, complete user registration;

2.Complete profile setup and link a bank account;

3.Navigate to open prospective offering page, click on the “Invest Now” button; that will open the subscribe panel;

4.Complete subscribe information and review and sign the subscription agreement;

5.Based on your account status, the company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

Any potential investor will have ample time and is advised to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

Once the minimum offering amount is reached, the company may close on investments on a “rolling” basis (so not all investors will receive their Series Interests on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit card or ACH transfer to an account maintained by the Escrow Agent until the company has accepted the investor’s subscription. Upon closing, funds tendered by investors will be made available by the Escrow Agent to the company for its use. The company has the right to refuse to sell the Series Interests to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription. In addition, in the company’s sole discretion, it may establish a limit on the purchase of Series Interests by particular prospective investors.

Escrow Agent

The company has entered into an escrow agreement with the Escrow Agent.  Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by check, wire transfer or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving Series Interests; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company.

For its services, the Escrow Agent will receive fees of approximately $25,000, assuming the maximum offering amount is raised in this offering.

Transfer Agent

The company has not yet engaged a transfer agent.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Investor Perks

The Company is providing specific perks to investors who: (i) complete their profile on our website, and/or (ii) invest in this Offering.

In the event an investor purchases Series Interests in this Regulation A Offering, future Regulation D Offerings or future Regulation A Offerings that the Company may launch, the various investment amounts made by the individual investor will be totaled to decipher the applicable membership level that the investor is entitled to. Membership status does not expire.

The Company is of the opinion that these perks do not alter the sales price or cost basis of the Series Interests in this Offering. Instead, the perks are promotional discounts on future services of the Company, or a “thank you” to investors that help the Company achieve its mission. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any perks before investing. The Managing Member has the discretion to modify or discontinue some or all of the benefits at any time and in its sole discretion.

The table below presents the investment level to receive the stated perk, and the approximate cash value of the perk:

Investment Amount	Perk Description	Approximate Cash Value*
$0	Silver Membership	$600

When a user completes their profile on our website, www.getaway.co, they are eligible to become a Getaway Member, (individually “Getaway Member” and collectively “Getaway Members”). Getaway Members may receive the following benefits as part of their membership:

	•Access to the Direct Booking Platform at www.getaway.co. Enabling Technologies Members to directly book stays at properties within Technologies portfolio of properties.
	•Access to announcement emails for promotions of discounted stays at properties within Technologies portfolio of properties.
$0 - $9,999	Gold Membership	$950
	Access to the Direct Booking Platform at www.getaway.co. Enabling Getaway Members to directly book stays at properties within the Technologies portfolio of properties.
	Access to announcement emails for promotions of discounted stays at properties within Technologies portfolio of properties.
	10% off bookings at Technologies portfolio of properties. The 10% discount applies to a maximum of 14 nights annually.
$10,000 - $24,999	Platinum Membership	$1,300
	Access to the Direct Booking Platform at www.getaway.co. Enabling Getaway Members to directly book stays at properties within Technologies portfolio of properties.
	Access to announcement emails for promotions of discounted stays at properties within Technologies portfolio of properties.
	20% off all bookings at Technologies portfolio of properties. The 20% discount applies to a maximum of 14 nights annually.
	18 months early booking access to properties within Technologies portfolio of properties.

$25,000+	Diamond Membership	$1,650
Access to the Direct Booking Platform at www.getaway.co. Enabling Technologies Members to directly book stays at properties within Technologies portfolio of properties.
Access to announcement emails for promotions of discounted stays at properties within Technologies portfolio of properties.
30% off all bookings at Technologies portfolio of properties. The 30% discount applies to a maximum of 14 nights annually.
24 months early booking access to properties within Technologies portfolio of properties.

*The approximate cash value was determined by the Managing Members best estimates of the value of the following:

•Assumes annual redemption of a 3-night stay offered at 40% average daily rate of $500 per night.

•Assumes annual redemption of a 3-night stay offered at 40% average daily rate of $500 per night, plus 10% off 7 additional nights at average daily rate of $500 annually.

•Assumes annual redemption of a 3-night stay offered at 40% average daily rate of $500 per night, plus 20% off 7 additional nights at average daily rate of $500 annually.

•Assumes annual redemption of a 3-night stay offered at 40% average daily rate of $500 per night, plus 30% off 7 additional nights at average daily rate of $500 annually.

•Personal experiences.

For instance, we are estimating an average daily rate of $500 for all stays and assuming 40% discounts for last minute promotions. The actual cash value may differ based on (i) nightly rate of the property and (ii) actual promotion discount rate that is applied by a Getaway Member.

Forum Selection Provision

The Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement, excluding any claims under federal securities laws. Although the company believes the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting the company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to various forums so they may continue to focus on operations of the company.

Jury Trial Waiver

The Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, excluding any claim under federal securities laws. By signing the Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS

WESTERN Series

Assuming a maximum raise of $492,700, and after deducting brokerage commissions of $4,878 (representing fees to Dalmore but excluding other offering expenses that will be apportioned among all Series as discussed in footnote 3 below), the net proceeds of this offering of WESTERN Series Interests would be approximately $487,822. The table below sets forth the uses of proceeds of the company’s WESTERN Series Interests.

Uses	Maximum Amount ($492,700) Funded From the Offering	Percent of Gross Proceeds	Minimum Amount ($394,100) Funded From the Offering	Percent of Gross Proceeds
Brokerage Commissions	$4,878	1.0%	$3,902	1.0%
Sourcing Fee (1)	$90,900	16%	$72,660	18%
Payment towards related party note (2)	$358,422	75%	$286,738	73%
Offering Expenses (3)	$0	0%	$0	0%
Maintenance Reserve	$38,500	7%	$30,800	8.0%

(1)As stated in the Western Series Designation, the Sourcing Fee  may be no greater than $90,900, which may be waived by the Managing Member in its sole discretion.  The Managing Member has determined that the Sourcing Fee for WESTERN is $90,900.

(2)Technologies entered into a purchase and sale agreement to acquire the property located at 7440 E Hubbell St., Scottsdale, AZ 85257 from a third-party seller on June 21, 2022, for $770,000. In addition, Technologies paid closing costs and acquired furniture for the property, to be repaid by WESTERN pursuant to the Promissory Note issued for $858,922 A copy of this Promissory Note is included as Exhibit 6.1 to the Offering Statement. WESTERN intends to obtain additional loan financing of $500,500 to repay the remaining balance on the Promissory Note.

(3)Offering expenses, other than brokerage commissions, will be paid by Technologies.  Technologies will not be reimbursed for those amounts. Total offering, other than brokerage commissions and state filing fees, that be paid by Technologies consist of $25,000 in fees payable to Dalmore, $4,000 in audit fees, $60,000 in legal fees and an estimated $25,000 in escrow fees related to the offering.

The company reserves the right to change the above use of proceeds for any Series if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview

Getaway Collection was incorporated in the State of Delaware on June 3, 2022. Getaway Collection is an investment vehicle which intends to enable investors to own fractional ownership of a specific vacation rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

The company intends to establish separate Series for the holding of vacation rental properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company. In addition, Getaway Collection will manage all Underlying Assets related to the various Series including the sales of property, property vacation bookings, maintenance and insurance.

Getaway Collection is a wholly owned subsidiary of Technologies. As discussed in further in the Operating Agreement of Getaway Collection, Technologies is the Managing Member of Getaway Collection. Technologies was incorporated in the State of Delaware on February 22, 2021. Technologies is a real estate investment platform that allows individual investors to have direct access to quality vacation rental estate investment opportunities and invest in individual vacation rental properties.  As of the date of this offering circular, no series of Getaway Collection have been liquidated.

Intended Business Process

Generally, the company and Technologies intends to arrange for the purchase of a specific residential property either directly by the Series or by Technologies or one of its wholly owned subsidiaries, as described below:

If the Technologies or one of its subsidiaries purchased the property directly, then, after the relevant Series has obtained sufficient financing, it would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses incurred by Technologies prior to the sale to the Series.

In cases where Technologies identifies and intends to have the Series purchase that property directly from a third-party Seller, it would use the proceeds of the offering for that Series to purchase the property and may finance a portion of the purchase price with mortgage or other third-party financing. The company generally expects to set a minimum offering amount for each Series such that the net proceeds would be sufficient to finance the net purchase of the Underlying Assets (less third-party financing), plus closing and any loan costs and expected repairs, renovations or furnishings. If the purchase agreement for the property does not include a financing condition or the financing contingency has expired and the closing for the property occurs prior to sufficient minimum proceeds being received, Technologies or an affiliate may provide a loan to the Series to finance all or part of the purchase price of the property that would be repaid with the proceeds of the offering.

In cases similar to WESTERN, in which the Managing Member entered into a purchase and sale agreement to acquire the property from a third-party seller and paid closing costs and acquired furniture for the property, the applicable Series would enter into a Promissory Note with the applicable managing member to repay the sum.  Next, the applicable Series would obtain additional loan financing to repay the remaining balance on the applicable promissory note.

Property Overview:  7440 E Hubbell St., Scottsdale, AZ 85257

WESTERN Series

On July 14, 2022, Getaway Collection established WESTERN Series for the purpose of acquiring the property at 7440 E Hubbell St., Scottsdale, AZ 85257 (“WESTERN Property”) pursuant to a Purchase Agreement (the “WESTERN Purchase Agreement”) that will be assigned to WESTERN Series by Technologies.  Technologies an affiliate of Getaway Collection LLC entered into the WESTERN Purchase Agreement to acquire the WESTERN Property from a third-party seller on June 21, 2022, for approximately 770,000. In addition, Technologies paid closing costs and acquired furniture for the property, to be repaid by WESTERN pursuant to the Promissory Note issued for $858,922. A copy of this Promissory Note is included as Exhibit 6.1 to the Offering Statement. WESTERN intends to obtain additional loan financing to repay the remaining balance on the Promissory Note.

WESTERN Series

Address of Property

Type of Property	Single-family detached home

Square foot	1,888 square feet of interior livable areas

Acreage	Approximately 6,896 Sq. Ft
Number of Units	1

Configuration	4 bedroom, 3 bath

Capital improvements expected to be made	Yes

Total expected to be spent on capital improvements	$25,000

Total expected to be spent on furnishings and other expenses to prepare the property for booking	$37,000

Debt expected to be on property	$500,500.

Monthly interest expense on expected debt	$2,846.59

Property listing	The property will be managed as a short-term rental and will be listed on the following vacation rental sites: AirBNB Vrbo www.getaway.co

Sale of Property	In the sole discretion of the Managing Member.

Property Management Agreements with Getaway PM

Getaway PM is expected to serve as the Property Manager responsible for managing each Series’ Underlying Asset (the “Property Manager”) as described in the relevant Property Management Agreement for the Series. The terms of each Property Management Agreement are as set forth below.

Authority: The Property Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the applicable Underlying Asset for each Series and may take any action that it deems necessary or desirable in connection with each Underlying Asset, subject to the limits set for in the Agreement (generally acquisition of any asset or service for an amount equal to or greater than 1% of the value of the relevant Underlying Assets individually, or 3% of such value in the aggregate requires approval of the Managing Member).

Delegation: The Property Manager may delegate all or any of its duties. The Property Manager shall not have the authority to sell, transfer, encumber or convey any Underlying Asset.

Performance of Underling Assets: The Property Manager gives no warranty as to the performance or profitability of the Underlying Assets or as to the performance of any third party engaged by the Property Manager hereunder.

Assignment: No Property Management Agreement may be assigned by either party without the consent of the other party.

Compensation and Expenses: Each Series will pay, monthly, a property management fee to the Property Manager, equal to a percentage (as set forth below) of the Gross Receipts received by the Series during the immediately preceding month.

●WESTERN Series: 25%

“Gross Receipts” means (i) receipts from the short-term or long-term rental of the Underlying Assets; (ii) receipts from rental escalations, late charges and/or cancellation fees (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or goods or services provided in connection with the Underlying Assets or to the tenants or prospective tenants; (v) other miscellaneous operating receipts; and (vi) proceeds from rent or business interruption insurance, excluding (A) tenants’ security or damage deposits until the same are forfeited by the person making such deposits; (B) property damage insurance proceeds; and (C) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain.

Each Series will bear all expenses of the applicable Underlying Asset and shall reimburse the Property Manager for any such expenses paid by the Property Manager on behalf of the applicable Series together with a reasonable rate of interest.

Duration and Termination: Each Property Management Agreement shall expire one year after the date on which the applicable Underlying Asset has been liquidated and the obligations connected to such Underlying Assets (including, without limitation, contingent obligations) have terminated.

Allocations of Expenses

If any fees, costs and expenses of the company are not related solely to a specific Series, they will be allocated by the Managing Member among all Series (or in cases where such fees, costs or expenses relate to several Series but not all Series, among the relevant Series) generally in proportion to the Asset Value of the various Series. “Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

Once such fees, costs or expenses have been allocated in accordance with the Manager’s allocation policy, each relevant Series would record their allocated portion and become liable for payment or for reimbursing the Managing Member for its pre-allocation payment of such expenses. For example, generally, we expect that the costs of repairs, furnishings and capital expenditures for a particular property will be applicable to and incurred solely by the relevant Series which owns such property. Similarly, property management fees and other contractual obligations under the Property Management Agreement for a specific Series, and the asset management fees charged by our Managing Member will be obligations solely of the relevant Series. In contrast and for example, our Managing Member initially bears all offering expenses, other than brokerage commissions, on behalf of each Series. Such expenses will be allocated among and reimbursed by all Series established by Getaway Collection once those Series have all been established and funded. There may be situations where it is difficult to allocate fees, costs and expenses among specific Series and, therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit. See “Risk Factors – Liability of investors between Series.”

Market Outlook

Short-term Rental Market

The following data is collected, aggregated, and analyzed by AirDNA, a short-term rental data analytics provider:

●The U.S. short-term rental industry has continued to see an increase in monthly revenue, with Q1 2022 seeing an increase of +55% vs 2019, and +51% vs. 2021

●Rental demand has led since early 2022 even surpassing 2019 levels by +20% this spring. The following chart illustrates demand % across various tourism industries vs. same month in 2019:

●The following is an overall short-term industry outlook provided by AirDNA, a short-term rental data analytics provider:

Metric	2019	2020	2021	2022 (Forecasted)
Available Listings	1,175,370	1,039,781	1,067,008	1,227,228
Listings, % Change	+11.0%	-11.5%	+2.6%	+15.0%
Demand, % Change	+21.0%	-16.2%	+22.5%	+14.1%
Occupancy	53.5%	53.2%	60.8%	59.8%
Average Daily Rate	$213.67	$233.10	$261.54	$251.07
ADR, % Change	+1.3%	+9.1%	+12.3%	-4.0%
RevPAN	$114.26	$124.11	$158.95	$151.32
RevPAN, % Change	+3.8%	+8.6%	+28.1%	-4.8%

●In the first quarter of 2022, occupancy began to normalize year-over-year

●Certain areas saw increasing occupancies relative to others. More specifically, urban areas saw a larger year-over-year increase relative to smaller and mid-size cities

●Average Daily Rates (ADRs) increased by 10.4% in March compared to last year, which represents a slowdown from the 18% and 13.2% increases in January and February, respectively. Growing demand and occupancy levels in major U.S. cities are allowing STRs in these denser markets to catch up to ADR increases that have already taken hold in other areas. The return of international travel could continue to help spur demand in the largest U.S. cities as well.

●In March, “booked nights” were up, though, in urban areas (+13.4%) as guests began to venture back to larger cities. But bookings were down (approximately -19%) in destination/resort markets compared to last year.

●Booking lead times are an interesting metric to observe to understand evolving guest behavior. The strong forward booking activity has led to a rebound in booking lead times in March, with the average STR guest booking 45 days in advance of their stay. (This is down from an average of 55 days prior to the pandemic but significantly higher than the 32-day average in 2021.)

● Spending by international travelers has reached 50% of 2019 levels, compared to being down -91% just a year ago, according to a February report by the National Travel and Tourism Office (NTTO). So far, demand in the largest U.S. cities has been the one sector of the STR industry that has yet to fully recover. In March, demand in these cities was still below 2019 levels by about 13%. However, demand in these cities’ suburban areas has managed to completely recover and has been exceeding 2019’s levels since January. On the other hand, demand in urban areas of these same cities is still 25% below pre-pandemic levels.

Real Estate Market

According to Housecanary, a real estate data and analytics company, in April 2022:

●The median price of single-family closed listings was up 4.7% month-over-month and 15.8% year-over-year.

○After experiencing record price increases in the first half of 2021, listing and closed prices had been flat to slightly down in the second half of 2021. Both listed price and closing price are rapidly increasing as we enter the Spring buying season.

○Below is the US Weekly Median Price of Active Listings and Closed Listings:

○Below is the US Weekly Median Price of Active Listings and Closed Listings:

●The figure below shows the median days on market over time, measured as the number of days from which a property is listed until it goes into contract. For the week ending April 29, 2022, the nationwide median days on market stood at 21. This is down 22.2% from where it was one year prior at 27 days on market. This decline further indicates the competition faced by buyers who are having to make quick offers in order to get an offer accepted in the current market environment.

●The number of listings under contract decreased 6.6% year-over-year

○Over the last 52 weeks, 3,386,036 properties have gone into contract. This represents a 6.4% decrease versus the 3,616,927 properties that went into contract over the year prior.

●The number of net new listings on the market declined 12% year-over-year

○For the month of April, 326,455 net new listings were placed on the market which represents a 12.0% decrease versus April 2021

Below is the proportion of net new listings, under contract, and net new inventory by price tier: May 2021 - April 2022.

Price Tier	% of Total Net New Listings	% of Total Under Contract	% of Total Net New Inventory
$0-$200K	16.0%	16.6%	26.0%
$200K-$400K	39.1%	39.5%	46.2%
$400K-$600K	22.8%	22.3%	14.7%
$600K-$1M	14.9%	14.5%	7.7%
$1M+	7.2%	7.1%	5.4$
Total	100%	100%	100%

●Contract volume continues to outpace net new listing volume. The deficit in April was smaller than it had been in prior months which is a positive first step toward returning toward a more normal market supply/demand balance. Even with the positive signs observed in April, recent supply data over the past 6 months suggests that the inventory shortage will persist well into 2022. Until the supply and demand metrics are back in balance, the nationwide inventory shortage will continue putting upward pressure on prices over the coming months.

WESTERN Series

The Property is located in Scottsdale, AZ and according to AirDNA, as of July 21 2022, the vacation rental market in the 85257 zip code in Scottsdale shows:

● primarily entire home rentals with an average of 3.1 bedrooms and accommodating an average of 8.1 guests

● rental demand for a seasonal destination of 80 points out of 100

● a median occupancy rate of 63% over the past 12 months

● an average rating on AirBNB of 4.66 (out of 5)

● an 11% quarterly growth on average in the number of active rentals since Q2 2019.

Technologies Member(s), Marketing and Distribution Channels

The company intends to distribute listings, market and syndicate properties to Technologies Members via announcement emails generated by Technologies as well as directly in their profile page at getaway.co.

The company intends to distribute listings, market and syndicate properties to potential users, who are not Technologies Members, via Airbnb and VRBO, two of the most popular vacation rental destination for travelers around the world:

	Airbnb	VRBO
Service Fee (% of Booking Amount)	3% of total booking amount	5% of total booking amount + 3% credit card processing fee
Scale	6 million listings across 200 countries	2 million listings across 190 countries
Vacation Rental Types	Variety: from cabins to luxury villas. Entire properties and private rooms.	Variety: traditional family stays and larger vacation homes. Entire properties.
Reviews	Guest has up to 14 days after stay to leave a review	Guest has up to one year after stay to leave review
Host Programs	Superhost	Premier Host

Competition

The company competes with many others engaged in real estate in general and vacation rental operating activities in particular, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. In particular, the company intends to list its vacation rental properties through established vacation rental booking platforms, such as AirBNB and Vrbo, and the company’s properties will compete will all other properties listed in those sites in the vicinity of the company’s property, as well as other traditional accommodations such as hotels which may have built-in client bases and significantly greater resources and the ability to withstand economic downturns or off-peak vacancies. This market is competitive and rapidly changing. Significant increases in the number of listings for short-term vacation rentals in the geographic areas where the company’s properties are located, if not met by a similar increase in demand for short-term rentals, is likely to cause downward pressure on rental rates and, potentially, impact to value of the Underlying Asset. The company expects competition to persist and intensify in the future, which could harm its ability to generate sufficient rental income from its vacation properties or acquire additional properties on terms that investors find to be reasonable.

Plan of Operations

The company intends to focus on acquiring properties located in the United States, that are expected to include:

•Single family homes,

•Condos,

•Condotels

•Bed and Breakfasts

•Hotels,

•Single family homes, and

•Small multi-family properties.

The company may borrow funds to purchase its properties and, if it does, would expect to have a 30-90% loan to value ratio.

The company chooses properties based on large-scale historical and marketing data and rich real-estate experiences from our team’s real-estate experts. Some factors we look to include:

●Properties located in vacation destinations

●Above local average market cap rate for all types of real estate properties, such as multi-families, single-families, commercial buildings, etc.

●Located in a geographic region where there is room for appreciation.

●Well-maintained structures to avoid future risks.

●Well-organized existing lease agreements to minimize legal risks.

As part of our plan of operations, we intend to execute the following milestones over the course of the next 12 months:

●Build, develop and grow efficient property management relationships across multiple locations/states

●Close 15 additional Underlying Assets.

●Reach 10,000 users/members.

Employees

Getaway Collection currently has 0 full-time employees and 0 part-time employees.

Technologies, as the Managing Member of the company and the Managing Member of the Property Manager and of each of the Series, currently has 2 full-time employees, including its Co-CEO’s Ali Nichols and Amr Shafik, all of whom work remotely.

Intellectual Property

Technologies does not own any intellectual property as of October 7, 2022.

Regulation

As an owner/operator of vacation rental properties, we are subject to federal, state and local regulations governing short-term rental operations, most notably tax regulations and licensing requirements that differ from state to state and city to city. For example, Florida’s 6.0% state sales tax, plus any applicable discretionary sales surtax, applies to rental charges paid to occupy living quarters or sleeping or housekeeping accommodations for rental periods of six months or less. Such accommodations include hotel and motel rooms, condominium units, timeshare resort units, single-family homes, apartments or units in multiple unit structures, mobile homes, beach or vacation houses, campground sites, and trailer or RV parks. An operator must obtain a certificate of registration from Florida’s department of revenue for each place of business before collecting any taxes. Individual Florida counties may impose a local tax on transient rental accommodations, such as the tourist development tax, convention development tax, tourist impact tax, or municipal resort tax. Currently our properties are subject to state taxes but not any additional county taxes. We are also not currently subject to any licensing requirements.

We are also subject to federal state and local laws that affect property ownership generally, including environmental laws, certificates of occupancy limitations, and laws related to accommodations for persons with disabilities. See the discussion in “Risk Factors” regarding some of these regulations and the risks they pose for our business.

The company believes it is in compliance with all necessary federal, state, and local regulations involved in its business.

Litigation

The company is not a party to any current litigation.

THE COMPANY’S PROPERTY

Getaway Collection owns the following properties which were acquired by the below Series following the completion of the offering the respective Series Interests under this Offering Circular:

WESTERN Series:

•a residential property located at 7440 E Hubbell St., Scottsdale, AZ 85257.

•There is a non-recourse mortgage on the WESTERN Property in the amount of $500,500 with an interest rate of 6.825%  for 10 years.  This loan in an Interest Only loan.

There is no debt associated with this property.

Neither Getaway Collection or Technologies currently own or lease any other property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of Getaway Collection and results of its operations together with the financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

The interim financial statements for the period ended June 30, 2022 included in this filing are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make the interim financial statements not misleading have been included.

Overview

Getaway Collection, LLC was formed on June 3, 2022 (“Inception”) in the State of Delaware. Getaway Collection is an investment vehicle which intends to enable investors to own fractional ownership of a specific vacation rental property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic and tax benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Technologies is the company’s Managing Member. As the company’s Managing Member, it will manage the company’s day-to-day operations. Technologies is also the Managing Member of each Series and Getaway PM, a wholly owned subsidiary of Technologies, is the Property Manager of each Series and will manage each property that a Series acquires.

Going Concern

The company’s financial statements have been prepared assuming the company will continue as a going concern. The company is newly formed and has not generated revenue from operations. The company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the company’s ability to continue as a going concern.

During the next 12 months, the company intends to fund operations through member advances and debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the company.  If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The company’s accompanying financial statements do not include any adjustments that might result from these uncertainties.

Results of Operations

The company was formed on June 3, 2022, and has had no significant operations and no revenues since that date.

As of June 30, 2022, the company had not yet begun operations.  Revenues’ as of June 30, 2022, were $0.

Liquidity and Capital Resources

As of June 30, 2022, due to its recent formation, the company has no cash, assets or liabilities reflected on its balance sheet. The company’s capital resources would be derived from operating cash flow, once it has raised sufficient funds through the offering of Series Interests to acquire vacation rental properties. The Series will be dependent on the net proceeds from this offering for funding to acquire these properties For information regarding the anticipated use of proceeds from this offering, see “Use of Proceeds.”

The company may secure mortgage financing that is expected to be incurred by the relevant Series. For a description of the terms of this financing for a particular Series, please see the description of that Series under “The Company’s Business – Property Overview.”

Subsequent Events

WESTERN Series

Since the period ended June 3, 2022 (“Inception”) of the company, the company’s Managing Member, Technologies on June 6, 2022, entered into an agreement to acquire a residential property located at 7440 E Hubbell St., Scottsdale, AZ 85257 for a purchase price of $770,000.  Technologies assigned the property to WESTERN Series in exchange for a promissory note, filed as an Exhibit to the Offering Statement of which this Offering Circular forms a part.  On August 2, 2022, WESTERN obtained a loan for up to $500,500 to repay the promissory note entered into with Technologies.

On July 8, 2022, we issued 77 WESTERN Series Interests at a price of $100 per Interest to Technologies.

Renaming the Company

On July 27, 2022, the company changed its name from Sucasa Collection LLC to Getaway Collection LLC.

Additional Series

As of July 14, 2022, we have established Series WESTERN for the purpose of purchasing the properties set forth in this Offering Circular.

Please see the unaudited proforma combined financial statements of Getaway Collection LLC as of and for the period ended December 31, 2021. The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

Trend Information

The company has a limited operating history and has not generated revenue from intended operations.  The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

With that said, the travel sector is one of the main bright spots of the U.S. economy, with the industry now almost fully recovered from the pandemic. Some key recent metrics:

•The number of airline passengers in the U.S. is up 20% over the past year as of June 2022 and is now just 12% below 2019 levels, according to the TSA.

•According to hotel data company, STR, U.S. hotel revenue per available room (RevPAR) reached $97.53, 7.7% above 2019 levels with total nights sold just 2% from full recovery.

•Auto trips have remained strong throughout the past two years, and even with gas prices at $5 per gallon, 56% higher than at the same time last year, the number of overnight road trips is up by 0.5% and remains above 2019 levels, according to Arrivalist.

•Growth for stays in a short-term rental has been relentless and was up 21% in Q2 2022 year over year, having already surpassed pre-pandemic levels in 2021.

Despite high inflation and an elevated risk of recession, according to some analysts, demand for travel—especially for short-term rental (“STR”) stays, has grown substantially throughout the first half of 2022 and is likely to continue into the last half of the year.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for each Series, Technologies is the initial member of each Series. Technologies Technologies, Inc. is also the Managing Member of Getaway Collection. Finally, Getaway PM LLC, a wholly owned subsidiary of Technologies is the Property Manager of each Series. The sole member of Getaway PM is Technologies.

SUCASA COLLECTION, LLC

Managing Member: Sucasa Technologies, Inc.

Getaway Collection is managed by its Managing Member, Technologies. Technologies is operated by the following executives and directors all work for the company on a full-time basis.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Alexandra Nichols	Co-CEO	30	February 7, 2022	Full Time
Amr Shafik	Co-CEO	29	February 7, 2022	Full Time
Directors
Alexandra Nichols	Chairman of the Board	30	February 7, 2022
Amr Shafik	Director	29	February 7, 2022
Jillian Williams	Director	29	May 18, 2022

Alexandra Nichols, Co-Chief Executive Officer and Director

Alexandra Nichols is the Co-founder and Co-CEO of Technologies. Prior to founding Technologies, Alexandra was an executive at Bungalow, a technology enabled residential real estate company from 2018 to 2022. During her time at Bungalow, she ran numerous business functions including, Operations, Growth, Marketing, Sales, and Real Estate. She spearheaded raising and operating a multi hundred million real estate fund focused on acquiring single family rentals. Prior to Bungalow, from 2015 to 2018 Alexandra was a Strategy & Planning Sr. Manager at Uber and a Consultant at IBM. She holds a Bachelor’s of Science from Carnegie Mellon University.

Amr Shafik, Co-Chief Executive Officer and Director

Amr Shafik is the Co-founder and Co-CEO of Technologies. Amr was a member of the executive team and the Director of Product at Bungalow, a technology-enabled residential real estate company, where he led the product and design teams from 2020 to 2022. Prior to that, Amr was a Product Strategy & Operations Manager at Thumbtack, a venture-backed local services marketplace. Amr has also previously co-founded a tech-enabled real estate company. He holds a Bachelors of Applied Science from the University of Toronto.

Jillian Williams, Director

Jillian William is a Principal at Cowboy Ventures (“Cowboy”) since April 2021.  Prior to joining Cowboy, from July 2016 to April 2021, Jillian spent 5 years investing at Anthemis, an early stage fintech focused venture firm, focused across North America and Europe. Jillian worked closely with companies ranging the spectrum of fintech such as Pipe, Maxwell, Matic, Nivelo, and Rally Rd (to name a few). She also led the launch of the Female Innovators Lab, Anthemis’ venture studio in partnership with Barclays that supports female founders. Prior to Anthemis, she was in investment banking at Barclays within the financial institutions group from June 2015 to July 2016 Jillian graduated from Yale with a BA in economics.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our company. Rather, Technologies will receive asset management fees from Getaway Collection as described under “Securities Being Offered – Asset Management Fees” and Getaway PM, a wholly owned subsidiary of Technologies, will receive property management fees as discussed in “The Company’s Business – Property Management Agreement with Getaway PM.”

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

At the closing of each offering, Technologies, our Managing Member, must purchase a minimum of 1% and may purchase a maximum of 51% of Series Interests through the Offering, or such other minimum and maximum percentage amount as set forth in the applicable Series Certificate of Designations for the relevant Series, for the same price as all other investors.

The address for Technologies, our Managing Manager, is set forth on the cover page of this Offering Circular. As of October 7, 2022, Technologies owns 77 WESTERN Series Interests.

As of October 7, 2022 Co-CEO Ali Nichols owns 34% of the outstanding common shares of our Managing Member, Technologies and Co-CEO Amr Shafik owns 34% of the outstanding common shares of our Managing Member, Technologies.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Existing Transactions

Property Management Agreement

Each Series has entered into, or is expected to enter into, a Property Management Agreement with Getaway PM, a wholly owned subsidiary of Technologies. See “The Company’s Business – Property Management Agreement with Getaway PM” for a description of this agreement.

Property Acquisition

Since the period ended June 3, 2022 (“Inception”) of the company, the Company’s Managing Member, Technologies on June 6, 2022, entered into an agreement to acquire a residential property located at 7440 E Hubbell St., Scottsdale, AZ 85257 for a purchase price of $770,000.  Technologies assigned the property to WESTERN Series in exchange for a promissory note, filed as an Exhibit to the Offering Statement of which this Offering Circular forms a part.  On August 2, 2022, WESTERN obtained a loan for up to $500,500 to repay the promissory note entered into with Technologies.

Conflicts of Interest

The company is subject to various conflicts of interest arising out of its relationship with Technologies, the company’s Managing Member, and its affiliates. These conflicts are discussed below.

General

The officer and directors of Technologies are also the key professionals of Getaway Collection and has legal obligations with respect to those entities that are similar to their obligations to the company. We do not have a policy that expressly prohibits our Managing Member or our and its directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any Series or in any transaction to which we or any Series are a party or have an interest. Additionally, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Specifically, our Operating Agreement does not prevent our Managing Member and its affiliates from engaging in additional fundraising, management or investment activities, some of which could compete with us. In the future, Technologies, any officers or directors of Technologies and other affiliates of Technologies may organize other real estate-related entities or provide real estate related services to us or other persons or entities.

Allocation of Acquisition Opportunities

From time to time, Technologies may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors and under Regulation D or Regulation A or otherwise. Technologies will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Technologies’s real estate professionals and other staff, who act on behalf of Technologies and the company for the day-to-day operation of their respective businesses. Ms. Nichols and Mr. Shafik are the co-Chief Executive Officer ‘s Technologies, the Managing Member of the company, as well as the Manager of Getaway PM and the other subsidiaries of Technologies. As a result of his and Technologies staff’s interests in other Technologies entities, the obligations to other investors and the fact that Ms. Nichols and Mr. Shafik and the Technologies staff engage in and will continue to engage in other business activities, they will face conflicts of interest in allocating time among the company, Technologies, other related entities and other business activities in which they are involved. However, the company believes that Technologies and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Technologies entities for which they work.

SECURITIES BEING OFFERED

The following descriptions of the company’s Series Interests, certain provisions of Delaware law, the Series Designation for each Series and the Operating Agreement are summaries and are qualified by reference to Delaware law, the Series Designation of the relevant Series and the Operating Agreement.

General

Title to each Underlying Asset

Title to the property comprising an Underlying Asset of a Series will be held by such Series.

Managing Member, Technologies

Technologies is the Managing Member of each Series.

Getaway PM, a wholly-owned subsidiary of Technologies, is the Property Manager of each Series.

The Managing Member may amend any of the terms of the Operating Agreement of Getaway Collection or any Series Designation as it determines in its sole discretion. However, no amendment to the Operating Agreement may be made without the consent of the holders holding a majority of the outstanding Series Interests, that: (i) decreases the percentage of outstanding Series Interests required to take any action under the Agreement; (ii) materially adversely affects the rights of any of the members holding Series Interests (including adversely affecting the holders of any particular Series Interests as compared to holders of other Series Interests); (iii) modifies Section 11.1(a) of the Operating Agreement or gives any person the right to dissolve the company; or (iv) modifies the term of the company.

Distributions

Subject to Section 7.3 and Article XI of the Operating Agreement, as described in the Operating Agreement, and any Series Designation, any Free Cash Flows of each Series after the following:

●Repayment of any amounts owed to Getaway PM, as Property Manager, for reimbursement of operating expenses paid by the Property Manager on behalf of the Series of the Series, including any accrued interest thereon and

●the creation of such reserves as the Managing Member deems necessary, in its sole discretion, to meet future operating expenses,

will be applied and distributed 100% to the members of such Series on a pro rata basis (which, for the avoidance of doubt, may include the Managing Member or its affiliates that hold Series Interests). We intend to make quarterly distributions of Free Cash Flow to the extent that the Series generates sufficient cash to do so.

“Free Cash Flows” means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization of the relevant Underlying Asset (as shown on the income statement of such Series) and (iii) any depreciation of the relevant Underlying Asset (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Underlying Asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, including interest payments on debt obligations and tax liabilities, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with the terms of the Operating Agreement.

We intend to distribute 100% of the Free Cash Flows of a Series, after reimbursing Getaway PM, as Property Manager, for expenses incurred on behalf of a Series, plus accrued interest, and creating such reserves as the Managing Member deems necessary. A Series’ net income, and therefore, its Free Cash Flow, will be reduced by the expenses of that Series, including the following fees paid to our Managing Member and its affiliates:

●Property Management Fee: We and Technologies generally seek to set these fees to be comparable to prevailing market rates for the management of vacation rental properties in the relevant geographic area. Currently these fees amount to 25 or 30% of the Gross Receipts of the Series.

●Asset Management Fee: A quarterly fee of 0.25% (1% annually) of the Asset Value of the Series.

●Sourcing Fee: Any portion of the sourcing fee for the Series that is not funded by the proceeds of the Series offering and that is booked as an expense of the Series, at the company and Technologies’ discretion. Please see “Use of Proceeds” for the sourcing fee applicable to each specific Series.

We and Technologies determined these fees internally without any independent assessment of comparable market fees. As a result, they may be higher than those available from unaffiliated third parties. After payment of all of the above fees, all other cash expenses and capital expenditures by the Series, it may not generate sufficient revenue to produce any Free Cash Flows or make distribution to investors.

Asset Management Fees

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests, the Series shall pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Asset Value as of the last day of the immediately preceding quarter.

“Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

We intend to obtain a third-party valuation of the assets of each Series to determine “Asset Value”

Restrictions on Transfer

No Transfer of any Series Interest, whether voluntary or involuntary, will be valid or effective, and no transferee will become a substituted Member, unless the written consent of the Managing Member has been obtained, which consent may be withheld in its sole and absolute discretion. Furthermore, no transfer of any Series Interests, whether voluntary or involuntary, will be valid or effective unless the Managing Member determines, after consultation with legal counsel acting for the company that such transfer will not, unless waived by the Managing Member:

●result in the transferee directly or indirectly owning in excess of 9.8% of the aggregate outstanding Series Interests;

●result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of any Series, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, unless the Series Interests have been registered under the Exchange Act or the company is otherwise an Exchange Act reporting company;

●cause all or any portion of the assets of the Company or any Series to constitute plan assets for purposes of the Employee Retirement Income Security Act of 1974;

●adversely affect the company or such Series, or subject the company, the Series, the Managing Member or any of their respective affiliates to any additional regulatory or governmental requirements or cause the company to be disqualified as a limited liability company or subject the company, any Series, the Managing Member or any of their respective affiliates to any tax to which it would not otherwise be subject;

●require registration of the company, any Series or any Series Interests under any securities laws of the United States of America, any state thereof or any other jurisdiction; or

●violate or be inconsistent with any representation or warranty made by the transferring Member.

Redemption

In order to provide an opportunity to investors who need to establish liquidity after acquiring Series Interests, the company is providing a limited redemption right to investors. Unless stated otherwise in the respective Series Designation and Subject to Section 7.5 of the Operating Agreement, a Member associated with one or more Series may request the redemption of his, her, or its Series Interests as follows:

●For redemption requests made in the first twelve (12) months following the acquisition of Series Interests in an offering, the redemption price will be equal to seventy-five percent (75%) of the purchase price of the Series Interests being redeemed reduced by (i) the aggregate sum of distributions already paid to the Member with respect to such Series Interests, rounded down to the nearest cent, and (ii) the aggregate sum of distributions, if any, that are declared but unpaid with respect to such Series Interests subject to the redemption request.

●For redemption requests made in the second twelve (12) months following the acquisition of Series Interests in an offering, the redemption price will be equal to ninety percent (90%) of the purchase price of the Series Interests being redeemed, which will not be reduced by the aggregate sum of distributions, if any, that have been paid with respect to such Series Interests prior to the date of the redemption request or have been declared by the Managing Member but are unpaid with record dates during the period between the redemption request date and the redemption date.

●For redemption requests made thereafter, the redemption price will be equal to one-hundred percent (100%) of the purchase price of the Series Interests being redeemed and will similarly not be reduced by paid or declare but unpaid distributions.

The Managing Member may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without prior notice, including to protect the Series’ operations and non-redeemed Members, to prevent an undue burden on the Series’ liquidity, to maintain the Company’s tax status, to comply with federal securities laws and regulations, or for any other reason.

Voting Rights

Investors have limited voting rights, and substantial powers are delegated to our Managing Member under Section 5.1 of the company’s Operating Agreement for which a vote of the Series Interest holders is not required.

When submitting a matter of vote, a holder of a Series Interest, is entitled to one vote per Series Interest on any and all matters submitted for the consent or approval of members generally. No separate vote or consent of the holders of Series Interests of a specific Series shall be required for the approval of any matter, except for matters specified in the Series Designation of such Series.

For each existing Series, the affirmative vote of the holders of not less than a majority of the Series Interests of the Series then outstanding shall be required for: (a) any amendment to the Operating Agreement (including the Series Designation) that would adversely change the rights of such Series Interests; (b) mergers, consolidations or conversions of such Series or the company; and (c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the outstanding Series Interests of such Series voting as a separate class.

The affirmative vote of at least two thirds of the total votes that may be cast by all outstanding Series Interests, voting together as a class, may elect to remove the Managing Member at any time if the Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series or the company and which has a material adverse effect the company. If the Managing Member is so removed, the members, by a plurality vote, may appoint a replacement managing member or approve the liquidation and termination of the company and each Series in accordance with the provisions of Article XI of the Operating Agreement. In the event of the resignation of the Managing Member, the Managing Member shall nominate a successor Managing Member and the vote of a majority of the outstanding Series Interests shall be required to elect such successor Managing Member. The Managing Member shall continue to serve as the Managing Member of the company until such date as a successor Managing Member is so elected.

Confidential Information

The purpose of Article XIV of the Operating Agreement is to protect confidential information of the company that would be available to Series Interest holders but not subject to disclosure under federal securities laws or otherwise publicly available. Such information would include personal information of other investors held by the company, personal information provided in connection with bookings, and other information in the books and records of the company that is not public and to which a Series Interest holder requests and receives access. Note, this confidentiality obligation does not extend to disclosures which are required by law or to which the Managing Member consents.

Reports to Members

The Managing Member must keep appropriate books and records with respect to the business of the company and each Series business.  The books of the company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP, unless otherwise required by applicable law or other regulatory disclosure requirement.  For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our Managing Member in accordance with the Internal Revenue Code.

Except as otherwise set forth in the applicable Series Designation, within 120 calendar days after the end of the fiscal year and 90 calendar days after the end of the semi-annual reporting date, the Managing Member must use its commercially reasonable efforts to circulate to each Member electronically by e-mail or made available via an online platform:

●a financial statement of each Series prepared in accordance with U.S. GAAP, which includes a balance sheet, profit and loss statement and a cash flow statement; and

●confirmation of the number of Series Interests in each Series outstanding as of the end of the most recent fiscal year;

provided, that notwithstanding the foregoing, if the company or any Series is required to disclose financial information pursuant to the Securities Act or the Exchange Act (including without limitations periodic reports under the Exchange Act or under Rule 257 under Regulation A of the Securities Act), then compliance with such provisions shall be deemed compliance with the above requirements and no further or earlier financial reports shall be required to be provided to the Economic Members of the applicable Series with such reporting requirement.

Our Managing Member intends to file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, the company must update this Offering Circular upon the occurrence of certain events, such as asset acquisitions. The company will file updated offering circulars and offering circular supplements with the Commission. The company is also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, the company will file annual reports, semiannual reports and other information with the Commission. In addition, the company plans to provide Series Interest holders with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

The company will provide such documents and periodic updates electronically by email or made available through the company’s platform.

Distribution Upon Liquidation of a Series

Subject to the terms of Article XI of the Operating Agreement and any specific Series Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), will be applied as follows:

(a)First 100% to the Members (pro rata to their Interests and which, for avoidance of doubt may include the Managing Member and its Affiliates if the Managing Member or any Affiliates acquired Interests or received Interests as a Sourcing Fee or otherwise) until the Members have received back 100% of their Capital Contribution; and

(b)Second, 10% to the Managing Member and 90% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates if the Managing Member or any Affiliates acquired Interests or received Interests as a Sourcing Fee or otherwise).

Other Rights

Holders of Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the company and no preferential rights to distributions of Series Interests.

Forum Selection Provisions

The company’s Operating Agreement includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement or the transactions contemplated thereby, excluding matters arising under the federal securities laws, be brought in state or federal court of competent jurisdiction located within the State of Delaware.

This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 unitholders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company,” the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●being exempt from the requirement to hold a non-binding advisory vote on executive compensation and unit holder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its unitholders could receive less information than they might expect to receive from more mature public companies.

GETAWAY COLLECTION LLC

FINANCIAL STATEMENTS FOR THE PERIOD ENDED JUNE 30, 2022

GETAWAY COLLECTION LLC
BALANCE SHEET
As of June 30, 2022
See Notes to the Financial Statements (Unaudited)

ASSETS	June 30, 2022
Current Assets
Cash and cash equivalents	$0
Total current assets	0

Total Assets	$0

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
None	$0
Total Current Liabilities	0

Total Liabilities	0

MEMBERS’ EQUITY

Membership interest	0

Total Members’ Equity	0

Total Liabilities and Members' Equity	$0

GETAWAY COLLECTION LLC
STATEMENT OF OPERATIONS
For the period from inception to June 30, 2022
See Notes to the Financial Statements (Unaudited)

June 30, 2022

Revenues, net	$0

Operating expenses
None	0
Total operating expenses	0

Net Operating Income (Loss)	0

Tax (provision) benefit	–

Net Income (Loss)	$0

GETAWAY COLLECTION LLC
STATEMENT OF MEMBERS’ EQUITY
For the period from inception to June 30, 2022
See Notes to the Financial Statements (Unaudited)

	Membership Interest	Total Members’ Equity
	$
Balance as of June 3, 2022 (inception)	$0	$0
Net Income (Loss)	0	0
Balance as of June 30, 2022	$0	$0

GETAWAY COLLECTION LLC
STATEMENT OF CASH FLOWS
For the period from inception to June 30, 2022
See Notes to the Financial Statements (Unaudited)

June 30, 2022

Operating Activities
Net Income (Loss)	$0
Adjustments to reconcile net income (loss) to net cash provided by operations:
None	0

Net cash used in operating activities	0

Investing Activities
None	0

Net cash used in investing activities	0

Financing Activities
None	0

Net change in cash from financing activities	0

Net change in cash and cash equivalents	0

Cash and cash equivalents at beginning of period	0
Cash and cash equivalents at end of period	$0

GETAWAY COLLECTION LLC

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

For the period from inception to June 30, 2022

NOTE 1 – NATURE OF OPERATIONS

GETAWAY COLLECTION LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) is a series limited liability company formed under the laws of Delaware on June 3, 2022 as Sucasa Collection LLC and is a real estate investment and syndication company that will fractionalize the ownership of residential real estate assets for retail investors.  The Company and its series companies will be managed by a common manager, Sucasa Technologies, Inc., who will source, vet and seed assets to the series companies.  Each series will raise money from investors in support of those acquired assets.  The manager will earn fees from the series for the performance of those services on behalf of the series companies and maintenance of the platform, series companies and investor relations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying financial statements include all the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for the fair presentation of the audited financial statements for the years presented have been included.

The Company will select December 31 as its reporting year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  The Company has not yet formed a checking account as of the formation date.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to 30 years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of June 30, 2022, the Company had acquired no net fixed assets.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

∙Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

∙Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

∙Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  FASB ASC  740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.  The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when it has satisfied the performance obligations under an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company has not yet earned revenue as it continues to be in early-stage development of the Company’s operations.

Accounts Receivable

The allowance for uncollectible accounts is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables in light of historical experience, the nature and type of account, adverse situations that may affect the payor’s ability to repay and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Accounts are deemed to be past due upon invoice due date.

Receivables deemed uncollectible are charged off against the allowance when management believes the assessment of the above factors will likely result in the inability to collect the past due accounts. The Company’s standard terms and conditions with commercial accounts generally requires payment within 30 days of the invoice date, however, timing of payment of specific customers may be separately negotiated.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees.  The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted.  We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements.  The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – GOING CONCERN

These financial statements are prepared on a going concern basis.  The Company has not yet began operation in 2022. The Company’s has raised or will raise sufficient cash to continue with its development operations.

NOTE 4 – DEBT

The Company has no outstanding debt as of the balance sheet date.

NOTE 5 – INCOME TAX PROVISION

The Company has not yet been required to file an income tax return.  Once filed, the income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business.  There is no pending or threatened litigation against the Company or its management or directors.

NOTE 7 – EQUITY

The Company has not yet issued equity to investors of the series companies.  The manager currently holds the perfunctory equity in the company.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company does not have material related party transactions as of the date of these financial statements.  However, the Company will conduct material business and may pay fees, borrow and lend with the manager and/or other among the series companies in the future.

NOTE 9 – SUBSEQUENT EVENTS

Crowdfunded Offering

In 2022, the Company intends to offer securities in a securities offering expected to be exempt from registration under Regulation A+.  The offering campaign for interests in the series companies will be made through the Company’s website with back-end support from a registered broker-dealer.

Initial Seed Asset

Since formation of the Company, the Company’s manager, Sucasa Technologies, Inc., has purchased a residential property in Scottsdale, Arizona on June 21st, 2022 for a purchase price of $770,000.  Sucasa Technologies, Inc. will assign the property to one of the Company’s series companies in exchange for a promissory note as part of the Crowdfunded Offering.

Renaming the Company

On July 27, 2022, the Company was renamed from Sucasa Collection LLC to Getaway Collection LLC with the state of Delaware.

COVID-19 Related Actions

On March 10, 2020, the World Health Organization declared the coronavirus outbreak (“COVID-19”) to be a pandemic. The outbreak is negatively impacting businesses across a range of industries. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on the Company’s customers, employees and vendors, all of which are uncertain and cannot be predicted. Therefore, the extent to which COVID-19 may impact the Company’s financial condition or results of operations in the future is uncertain.

Management’s Evaluation

Management has evaluated subsequent events through October 7, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

SUCASA COLLECTION LLC

(a Delaware series limited liability company)

Financial Statements and Audit Report

As of and for the one-day inception period of June 3, 2022

INDEPENDENT AUDITOR’S REPORT

July 27, 2022

To: Board of Directors, SUCASA COLLECTION LLC

Re: 2022 inception Financial Statement Audit

We have audited the accompanying financial statements of GETAWAY COLLECTION LLC (a limited liability company organized in Delaware) formerly known as Sucasa Collection LLC (the “Company”), which comprise the balance sheets as of June 3, 2022, and the related statements of income, members’ equity/deficit, and cash flows for the one-day inception period of June 3, 2022, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 3, 2022, and the results of its operations, members’ equity/deficit and cash flows for the one-day inception period of June 3, 2022 in accordance with accounting principles generally accepted in the United States of America.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, CO

GETAWAY COLLECTION LLC
BALANCE SHEET
As of June 3, 2022
See Independent Auditor’s Report and Notes to the Financial Statements

ASSETS	June 3, 2022
Current Assets
Cash and cash equivalents	$0
Total current assets	0

Total Assets	$0

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
None	$0
Total Current Liabilities	0

Total Liabilities	0

MEMBERS’ EQUITY

Membership interest	0

Total Members’ Equity	0

Total Liabilities and Members' Equity	$0

GETAWAY COLLECTION LLC
STATEMENT OF OPERATIONS
For the one-day inception period of June 3, 2022
See Independent Auditor’s Report and Notes to the Financial Statements

June 3, 2022

Revenues, net	$0

Operating expenses
None	0
Total operating expenses	0

Net Operating Income (Loss)	0

Tax (provision) benefit	–

Net Income (Loss)	$0

GETAWAY COLLECTION LLC
STATEMENT OF MEMBERS’ EQUITY
For the one-day inception period of June 3, 2022
See Independent Auditor’s Report and Notes to the Financial Statements

	Membership Interest	Total Members’ Equity
	$
Balance as of June 3, 2022 (inception)	$0	$0
Net Income (Loss)	0	0
Balance as of June 3, 2022	$0	$0

GETAWAY COLLECTION LLC
STATEMENT OF CASH FLOWS
For the one-day inception period of June 3, 2022
See Independent Auditor’s Report and Notes to the Financial Statements

June 3, 2022

Operating Activities
Net Income (Loss)	$0
Adjustments to reconcile net income (loss) to net cash provided by operations:
None	0

Net cash used in operating activities	0

Investing Activities
None	0

Net cash used in investing activities	0

Financing Activities
None	0

Net change in cash from financing activities	0

Net change in cash and cash equivalents	0

Cash and cash equivalents at beginning of period	0
Cash and cash equivalents at end of period	$0

GETAWAY COLLECTION LLC

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

As of and for the one-day inception period of June 3, 2022

NOTE 1 – NATURE OF OPERATIONS

GETAWAY COLLECTION LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) is a series limited liability company formed under the laws of Delaware on June 3, 2022 as Sucasa Collection LLC and is a real estate investment and syndication company that will fractionalize the ownership of residential real estate assets for retail investors.  The Company and its series companies will be managed by a common manager, Sucasa Technologies, Inc., who will source, vet and seed assets to the series companies.  Each series will raise money from investors in support of those acquired assets.  The manager will earn fees from the series for the performance of those services on behalf of the series companies and maintenance of the platform, series companies and investor relations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying financial statements include all the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for the fair presentation of the audited financial statements for the years presented have been included.

The Company will select December 31 as its reporting year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents.  The Company has not yet formed a checking account as of the formation date.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to 30 years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of June 3, 2022, the Company had acquired no net fixed assets.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  FASB ASC  740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.  The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when it has satisfied the performance obligations under an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company has not yet earned revenue as it continues to be in early-stage development of the Company’s operations.

Accounts Receivable

The allowance for uncollectible accounts is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables in light of historical experience, the nature and type of account, adverse situations that may affect the payor’s ability to repay and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Accounts are deemed to be past due upon invoice due date.

Receivables deemed uncollectible are charged off against the allowance when management believes the assessment of the above factors will likely result in the inability to collect the past due accounts. The Company’s standard terms and conditions with commercial accounts generally requires payment within 30 days of the invoice date, however, timing of payment of specific customers may be separately negotiated.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees.  The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted.  We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements.  The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – GOING CONCERN

These financial statements are prepared on a going concern basis.  The Company has not yet began operation in 2022. The Company’s has raised or will raise sufficient cash to continue with its development operations.

NOTE 4 – DEBT

The Company has no outstanding debt as of the balance sheet date.

NOTE 5 – INCOME TAX PROVISION

The Company has not yet been required to file an income tax return.  Once filed, the income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business.  There is no pending or threatened litigation against the Company or its management or directors.

NOTE 7 – EQUITY

The Company has not yet issued equity to investors of the series companies.  The manager currently holds the perfunctory equity in the company.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company does not have material related party transactions as of the date of these financial statements.  However, the Company will conduct material business and may pay fees, borrow and lend with the manager and/or other among the series companies in the future.

NOTE 9 – SUBSEQUENT EVENTS

Crowdfunded Offering

In 2022, the Company intends to offer securities in a securities offering expected to be exempt from registration under Regulation A+.  The offering campaign for interests in the series companies will be made through the Company’s website with back-end support from a registered broker-dealer.

Initial Seed Asset

Since formation of the Company, the Company’s manager, Sucasa Technologies, Inc., has entered into an agreement to acquire a residential property in Scottsdale, Arizona to close in late July 2022 for a purchase price of $770,000.  Sucasa Technologies, Inc. will assign the property to one of the Company’s series companies in exchange for a promissory note as part of the Crowdfunded Offering.

Renaming the Company

On July 27, 2022, the Company was renamed from Sucasa Collection LLC to Getaway Collection LLC with the state of Delaware.

COVID-19 Related Actions

On March 10, 2020, the World Health Organization declared the coronavirus outbreak (“COVID-19”) to be a pandemic. The outbreak is negatively impacting businesses across a range of industries. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on the Company’s customers, employees and vendors, all of which are uncertain and cannot be predicted. Therefore, the extent to which COVID-19 may impact the Company’s financial condition or results of operations in the future is uncertain.

Management’s Evaluation

Management has evaluated subsequent events through July 27, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

GETAWAY COLLECTION LLC

PROFORMAS

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS Jan 1 - June 30 2022

	Series	Series
	Getaway Collection	Western
ASSETS
Current assets:
Cash and cash equivalents	$-	$-
Prepaid expenses		-
Deferred costs		-
Due from related party		-
Total current assets		-
Property and equipment, net		796,934
Deposits		-
Total assets		796,934

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accrued expenses		-
Due to related party		358,422
Distribution payable		-
Total current liabilities		358,422
Tenant deposits		-
Loan payable, net		500,500
Total liabilities		858,922

Members' equity:
Membership contributions		-
Retained earnings (accumulated deficit)		(7,700)
Total members' equity		(7,700)
Total liabilities and members' equity		$851,222

Rental Income	-	-
Total Revenue

Operating Expenses:
General and administrative
Depreciation		1,063
HOA
Insurance		238
Property taxes		379
Repair and maintenance
Utilities
Total operating expenses		1,679

Loss from operations		(1,679)

Other income
Interest expense		5,143
Amortization
Total other income (expense), net		(5,143)

Net loss		(6,822)

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Dalmore Agreement*
2.1	Certificate of Formation of Getaway Collection LLC, as amended*
2.2	WESTERN Series Designation*
4.1	Form of Subscription Agreement*
6.1	Promissory Note between WESTERN and Technologies dated July 19, 2022, in the amount of $858,922*
6.2	Property Management Agreement between Getaway PM and WESTERN*
6.3	Loan Agreement between Getaway Collection LLC Series Western and Weltham Capital in the amount of $500,500, dated August 2, 2022*
8.1	Escrow Agreement*
11.1	Auditor’s Consent
12.1	Opinion of CrowdCheck Law, LLP*
13.1	Testing the waters materials – Website*
13.2	Testing the waters materials – social media*

*Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State of Florida, on October 7, 2022.

Getaway Collection LLC

a Delaware limited liability company

By	Sucasa Technologies, Inc., a Delaware corporation Its: Managing Member

	By:	/s/ Alexandra Nichols
	Name:	Alexandra Nichols
	Title:	Co-Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Getaway Collection LLC

a Delaware limited liability company

By	Sucasa Technologies, Inc., a Delaware corporation Its: Managing Member

	By:	/s/ Alexandra Nichols
	Name:	Alexandra Nichols
	Title:	Co-Chief Executive Officer, Principal Executive Officer, Chief Financial Officer and Principal Accounting Officer of Sucasa Technologies Inc.

Date: October 7, 2022